Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            August 1, 2013
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     (317) 636-9800
                                                                                                                    corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, August 1, 2013—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax net income of $4.9 million, or $.33 per share, which compares to $4.1 million, or $.27 per share, for the prior year’s second quarter.  After tax operating income, defined as net income before investment gains and losses, was $4.4 million, or $.30 per share, for the second quarter of 2013 compared to $7.6 million, or $.51 per share, during the second quarter of 2012.  Net investment gains for the second quarter of 2013, which include both realized and unrealized gains in the Company’s limited partnership investments, were $0.5 million after tax, or $.03 per share, compared to net investment losses of $3.5 million, or $.24 per share, in the same quarter of 2012.

After tax net income for the first six months of 2013 totaled $19.9 million, or $1.33 per share, compared to $15.6 million, or $1.05 per share, for the prior year period.  After tax operating income for the current year to date totaled $10.1 million, or $.67 per share, which compares to $15.6 million, or $1.05 per share, during the prior year period.  Net investment gains for the six months of 2013 were a record $9.8 million after tax, or $.66 per share, compared to breakeven results produced during the same period of 2012.

Premiums written by the Company’s insurance subsidiaries for the current quarter was a record $92.8 million, an increase of 18% when compared to the prior year second quarter and 11% above last quarter’s total.  The increase resulted primarily from a 25% increase in premium written in the Company’s core fleet transportation products.  The “wheels” increases were partially offset by premium reductions associated with final termination of the commercial multi-peril program and significant reductions in property reinsurance exposure.  Premiums written for the six months of 2013 totaled a record $176.7 million compared to last year’s prior record six months writings of $168.9 million, with product group increases and decreases similar to those experienced in the second quarter.

Net premium earned for the second quarter of 2013 increased by 4% over last year, to $61.8 million.  For the six months, earned premium, while limited by the strategic reductions in property reinsurance and commercial multi-peril business, increased 1% to a record $122.9 million.

The Company’s consolidated combined ratio for the second quarter was 94.0%, before consideration of fee income.  Including fee income, underwriting income was $4.3 million, producing a combined ratio of 93.2%.  The Property and Casualty Insurance segment combined ratio was 98.4% without fees and 97.3%, including fee income. The Reinsurance segment combined ratio was a very good 75.7% in the second quarter despite moderate losses from Texas and Oklahoma windstorms and tornados.  For the six months, the consolidated combined ratio was 92.3%, before consideration of fee income, and 91.5% including fees, producing $10.6 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 98.2% without fees and 97.1%, including fee income.  The Reinsurance segment combined ratio was 69.5% for the six months.

Pre-tax investment income decreased 17% compared to the second quarter of 2012 despite a 1% increase in average funds invested, reflecting the continuing impact of available bond yields.  For the six months, pre-tax and after-tax investment income decreased 9% compared to the same period of 2012 while average funds invested increased over 3%.

Book value per share increased $.16 per share during the second quarter before the payment of $.25 per share in regular cash dividends.  The second quarter book value was negatively impacted by what may likely be a temporary increase in interest rates which reduced the values of virtually every outstanding bond.  While our bond portfolio is extremely short, we were not immune from this valuation impact and posted an unrealized capital loss of $.16 per share.  For the six months ended June 30, 2013, book value per share has increased $1.20 before the payment of cash dividends to shareholders totaling $.50 per share.  The combination of the increase in book value and dividends represents a 5.2% total return on beginning book value for the six months.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, August 1, 2013, at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2013.

To participate via teleconference, investors may dial 1-888-428-9490 (U.S./Canada) or 1-719-785-1765 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 8, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 9869965.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 2, 2014.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=105007

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Operating revenue	$65,299	$63,709	$130,190	$129,187
Net investment gains (losses)	719	(5,453)	15,066	(73)

Total revenue	$66,018	$58,256	$145,256	$129,114

Operating income	$4,440	$7,595	$10,057	$15,603
Net investment gains (losses),
net of federal income taxes	467	(3,545)	9,793	(47)

Net income	$4,907	$4,050	$19,850	$15,556

Per share data - diluted:
Average number of shares	14,918	14,860	14,918	14,856

Operating income	$.30	$.51	$.67	$1.05
Net investment gains (losses)	.03	(.24)	.66	(.00)

Net income	$.33	$.27	$1.33	$1.05

Dividends paid to shareholders	$.25	$.25	$.50	$.50

Annualized return on average
shareholders' equity:
Operating income	5.5%	10.1%	6.3%	10.5%

Net income	6.1%	5.4%	12.5%	10.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	94.0%	87.2%	92.3%	86.8%
Including fee income	93.2%	86.4%	91.5%	85.9%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.